Exhibit 99.1

Millennial Media Appoints Andrew Jeanneret as Chief Financial Officer

Baltimore, MD (September 2, 2014) — Millennial Media (NYSE: MM), the leading independent mobile ad platform company, today announced the appointment of Andrew Jeanneret as Executive Vice President and Chief Financial Officer. Jeanneret has served as the Company’s Senior Vice President of Accounting and Chief Accounting Officer since 2011. He will continue to work out of the company’s Baltimore-based headquarters and report directly to President and CEO Michael Barrett.

Bringing more than 20 years of financial leadership across publicly traded companies in the digital advertising and healthcare industries, Jeanneret will be responsible for the continued building and shaping of the Company’s long-term financial structure and accounting systems. Prior to joining Millennial Media, he served as Chief Financial Officer at Dialysis Corporation of America. Jeanneret has also held senior level finance and accounting roles at Guilford Pharmaceuticals and Life Technologies. He began his career with Coopers & Lybrand, LLP. Jeanneret is a Certified Public Accountant.

“Andrew is an integral part of this company and will continue to bring critical knowledge, judgment and experience to the executive team,” said Barrett. “I’m confident in Andrew’s abilities to shape and communicate our financial strategy and direction as we continue to grow Millennial Media’s independent, open mobile platform.”

“We are still in the early stages of mobile advertising and Millennial Media has a tremendous opportunity ahead,” said Jeanneret. “I’m thrilled to be part of this company and this team, and I look forward to growing our foundational capabilities and capitalizing on our unique market position.”

Jeanneret received a BS from Boston College and a MBA from The George Washington University.

About Millennial Media

Millennial Media is the leading independent mobile ad platform company, supporting the world’s top brands and mobile content providers. The company’s unique data and technology assets enable its clients to connect with their target audiences as they move across screens, media, and moments. Millennial Media drives meaningful results at scale through a diverse suite of products fueled by innovation and the industry’s smartest minds. For more information, visit www.millennialmedia.com.

###

Investor Relations Contact

Joe Wilkinson

(443) 681-6238

IR@millennialmedia.com

Press Contact:

Todd Cadley

(917) 521-6039

tcadley@millennialmedia.com